Exhibit 99.1

Memorandum of Understanding (MOU)

This memorandum of understanding is between Victory Renewable Fuels, LLC (Owner) of Lester Iowa, USA and the investment groups of Clean Energy Investment I and Clean & Green Energy Investment of Madrid, Spain (Investors). The Investors are represented IDOM, S.A. a Spanish corporation serving as technical advisors, and they have Morgan Stanley as financial advisor.

This MOU is entered on the 21th day of May, 2007.

It is agreed between the parties that:

*	1)
Owner intends to sell, for $1.000 per unit, at least 60% equity in the 30 million gpy Biodiesel production facility to be located in Lyon county, Iowa to the Investors for approximately US $20,000,000.

2)	The Owner will not sell the equity referred to in #1 above to others until IDOM S.A. assesses the viability of the opportunity to invest in the Lyon county Biodiesel facility.

3)
IDOM S.A., on behalf of Investors, has 60 calendar days from the signing of this MOU in which to complete its Due Diligence of the project for the Investors, after which time Owner has no obligation to reserve its membership units for Investors and may sell its membership units to other investors. Owner to provide all information requested for performing the Due Diligence within five calendar days of the request.

For the benefit of the Owner, within 30 days from the start of the Due Diligence, IDOM S.A. will advise Owner in writing of the current results of the Due Diligence and whether the intent is to continue or discontinue the Due Diligence.

At the completion of the Due Diligence, if the findings are favorable and accepted by the Investors, Investors and Owner, will set up legal contracts and agreements for the acquisition of a portion of the equity in the project.

4)
Any professional fees incurred by Investors or by IDOM S.A., including any fees payable to Morgan Stanley, in connection with any Due Diligence or other professional services rendered on behalf of Investors shall be paid by Investors and not by Owner. Any professional fees incurred by Owner in connection with said Due Diligence or other professional services rendered on behalf of Owner, shall be paid by Owner and not by Investors.

OWNER	INVESTORS

Victory Renewable Fuels, LLC	Clean Energy Investment
Clean & Green Energy Investment

By: /s/ Allen L. Blauwet	By: /s/ Victor Allende/Pablo Ruiz del Portal

Name: Allen L. Blauwet	Name: Victor Allende/Pablo Ruiz del Portal

Title: Pres.	Title:

*ONE THOUSAND US DOLLARS PER UNIT	–	R.K. /s/ Roger Knoblock Victory Renewable Fuels * /s/ John R. Buzek 23 May ‘07 John R. Buzek AEC Engineering/IDOM